Exhibit 5.1


                        SQUIRE, SANDERS & DEMPSEY L.L.P.



                                                     December 4, 1997


Bank One, Texas, N.A.

         Subject:  Banc One Auto Grantor Trust 1997-B

Ladies and Gentlemen:

         We have acted as counsel to Bank One, Texas, N.A., a national banking association (the "Seller"), in connection with the negotiation, execution and delivery of (a) the Pooling and Servicing Agreement dated as of December 1, 1997 (the "Pooling and Servicing Agreement") by and between the Seller and Bankers Trust Company (the "Trustee"), (b) the Underwriting Agreement described in the Registration Statement and (c) the Registration Statement dated October 24, 1997 (Registration No. 333-38681), as amended (the "Registration Statement").

         Pursuant to the Pooling and Servicing Agreement, the Seller is selling all of its right, title and interest in a pool of retail receivables generated from time to time pursuant to motor vehicle retail installment sale contracts (the "Receivables") to the Trustee for the benefit of the holders of the Certificates. Pursuant to the Underwriting Agreement, the Class A Certificates and Class B Certificates (collectively, the "Certificates") described in the Registration Statement are being sold in a public offering registered under the Securities Act of 1933, as amended (the "1933 Act").

         We are familiar with the corporate proceedings taken by the Seller in connection with the foregoing agreement and the transactions contemplated thereby. In addition, we have examined such corporate records, certificates of corporate officers and governmental officials and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

Bank One, Texas, N.A.
December 4, 1997
Page 2



         On the basis of such examination and subject to the foregoing we are of the opinion that assuming the due execution of the Pooling and Servicing Agreement in substantially the form presented to us, upon the issuance, authentication and delivery of the Certificates in accordance with the provisions of the Pooling and Servicing Agreement against payment therefor, the Certificates will be legally issued, fully paid and non-assessable and entitled to the benefits of the Pooling and Servicing Agreement, subject, as to enforceability to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and the reference to our firm whenever it appears in such Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.



                                        Respectfully submitted,

                                        SQUIRE, SANDERS & DEMPSEY L.L.P.